Ignis Petroleum Group, Inc. Welcomes a New Financial Officer
Thursday October 6, 8:00 am ET

DALLAS--(BUSINESS WIRE)--Oct. 6, 2005--Ignis Petroleum Group, Inc. (OTCBB:IGPG - News; the "Company") announced that Mr. Timothy S. Hart has joined its team as Chief Financial Officer.

Mr. Timothy Hart, C.P.A. is an accomplished accountant with over 26 years experience in accounting and financial reporting. He has held senior management positions with a major real estate development firm, an international public accounting firm and as a director with MIS.

Mr. Hart most recently served as the Chief Financial Officer of Taylor Madison, a major accounting firm. He has also held the position of Senior Manager with KPMG Peat Marwick/KMG Main Hurdman, one of the largest international public accounting firms. Commenting on the arrival of Mr. Hart to the company, Michael Piazza, President and CEO, added: "It gives me great pleasure in welcoming Timothy to our management team and his financial expertise and experience only increases our superior management portfolio."

About Ignis Petroleum

Ignis Petroleum Group, Inc. is a Dallas-based oil and gas company commencing its business plan for the exploration, acquisition and development of crude oil and natural gas properties in the United States. Company management plans to build an energy portfolio that combines low risk, high potential projects with higher yield, higher risk projects. The Company focuses on prospects that result from new lease opportunities, new technology and new information. For further information, visit www.ignispetro.com.

Safe Harbor for Forward-Looking Statements: This release contains certain "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, expectations, beliefs, plans and objectives regarding the potential transactions and ventures discussed in this release. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the risks inherent in oil and gas exploration, the need to obtain additional financing, the availability of needed personnel and equipment for the future exploration and development, fluctuations in gas prices, and general economic conditions.

Contact:
Ignis Petroleum Group, Inc., Dallas
Investor Relations, 877-700-1644
www.ignispetro.com